FORM 4            U.S. SECURITIES AND EXCHANGE COMMISSION
                                Washington, D.C. 20549

                     STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

     [ ] Check this box if                                  OMB APPROVAL
         no longer subject                           --------------------------
         to Section 16. Form                         OMB Number  3235-0287
         4 or Form 5 obliga-                         Expires: September 30, 1998
         tions may continue.                         Estimated average burden
         See Instruction 1(b).                       hours per response ... 0.5

          Filed pursuant to Section 16(a) of the Securities Exchange Act of
            1934, Section 17(a) of the Public Utility Holding Company Act of 1935 or Section 30(1) of the Investment Company Act of 1940
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     1. Name and Address of Reporting Person

          Ronald L. Weindruch
          Synaptx Worldwide, Inc.
          168 East Highland Avenue, Suite 300
          Elgin, IL  60120
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     2. Issuer Name and Ticker or Trading Symbol

          Synaptx Worldwide, Inc. (SYTX)
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     3. IRS or Social Security Number of Reporting Person (Voluntary)


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     4. Statement for Month/Year

          May 1998
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     5. If Amendment, Date of Original (Month/Year)

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     6. Relationship of Reporting Person to Issuer (Check all applicable)

           X  Director                             X  10% Owner
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           X  Officer (give title below)              Other (specify below)
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     7. Individual or Joint/Group Filing (Check Applicable Line)

           X  Form filed by One Reporting Person
          ---
          ___ Form filed by More than One Reporting Person
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              TABLE 1 - NON-DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF,
                                OR BENEFICIALLY OWNED
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     1. Title of    2. Transaction     3. Transaction     4. Securities
        Security       Date               Code               Acquired (A) or
        (Instr. 3)     (Month/Day/        (Instr. 8)         Disposed of (D)
                       Year)                                 (Instr. 3, 4,and 5)
                                       ---------------    ----------------------
                                         Code     V       Amount  (A)or  Price
                                                                   (D)
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     5. Amount of        6. Ownership        7. Nature of
        Securities          Form: Direct        Indirect
        Beneficially        (D) or In-          Beneficial
        Owned at End        direct (I)          Ownership
        of Month            (Instr. 4)          (Instr. 4)
        (Instr. 3 and 4)
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     Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.

     *If the form is filed by more than one reporting person, see Instruction
      4(b)(v).

                           (Print or Type Responses)

                                                                      (over)

       TABLE II - DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY
         OWNED (E.G., PUTS, CALLS, WARRANTS, OPTIONS, CONVERTIBLE SECURITIES)

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     1. Title of    2. Conversion or    3. Transaction      4. Transaction
        Derivative     Exercise Price      Date (Month/        Code
        Security       of Derivative       Day/Year)           (Instr. 8)
        (Instr. 3)     Security                             ----------------
                                                              Code      V
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      Common Stock
      Purchase Option    $2.81             5/18/98              A       V
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     5. Number of           6. Date Exer-              7. Title and
        Derivative             cisable and                Amount of
        Securities             Expiration                 Underlying
        Acquired (A)           Date (Month/               Securities
        or Disposed            Day/Year)                  (Instr. 3 and 4)
        of (D) (Instr.
        3, 4, and 5)
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        (A)      (D)           Date      Expira-          Title    Amount or
                               Exer-     tion                      Number of
                               cisable   Date                      Shares
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                                                        Common
      37,500                   11/19/98  5/18/2002      Stock       37,500
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     8. Price of         9. Number of        10. Ownership       11. Nature of
        Derivative          Derivative           Form of             Indirect
        Security            Securities           Derivative          Beneficial
        (Instr. 5)          Beneficially         Security:           Ownership
                            Owned at End         Direct (D)          (Instr. 4)
                            of Month             or Indirect
                            (Instr. 4)           (I) (Instr. 4)
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                              74,837                 D
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     EXPLANATION OF RESPONSES:




                     by:  /s/ Ronald L. Weindruch               12/11/98
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                        ** SIGNATURE OF REPORTING PERSON          DATE
                              Ronald L. Weindruch


     **Intentional misstatements or omissions of facts constitute Federal
       Criminal Violations.

       See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

     NOTE: FILE THREE COPIES OF THIS FORM, ONE OF WHICH MUST BE MANUALLY SIGNED.
           IF SPACED PROVIDED IS INSUFFICIENT, SEE INSTRUCTION 6 FOR PROCEDURE.

     Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays
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